Exhibit 10.41(b)

MEMORANDUM OF AGREEMENT

Agreement made this 10th day of October, 1995, by and between T.O.P. LOCAL 2110 UAW - AFL-CIO (the "Union") and TECHNICAL CAREER INSTITUTES, INC. (the "College" or "TCI"). This Agreement amends: (i) the collective bargaining agreement between the parties covering a unit of instructors, laboratory technicians and maintenance persons; and (ii) the collective bargaining agreement between the parties covering a unit of office clerical employees. Each of these agreements was in effect from October 10, 1992 through October 9, 1995.

1. Term of Agreement. The new collective bargaining agreements shall take effect on October 10, 1995 and expire on October 9, 1998.

2. Contact Hours.

(a) Effective for the Fall 1996 term, contact hours for day faculty shall be reduced to 20 hours, and the hourly rate shall be base weekly salary × 1/21.

(b) This reduction in contact hours shall be reflected in a commensurate increase in the hourly rate for evening faculty.

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(c) Baseload for Evening Faculty. The minimum baseload for evening faculty shall be 9 hours. The maximum baseload for evening faculty shall be 12 hours. Evening faculty shall be permitted to work fewer than 9 hours upon request.

3. Wage Increases. Employees shall receive the salary increases set forth in the following schedule:

Effective Date	Faculty*	Non-Faculty
October 10, 1995	$35.00	$30.00
October 10, 1996	$30.00	$25.00
October 10, 1997	$30.00	$25.00

*Evening faculty shall receive the salary increases on a pro rata basis.

4. Minimums. All minimums shall be increased by one-half the amounts of the wage increases set forth above in Section 3 on the respective dates that the increases go into effect.

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5. Paid Time Off.

(a) Sick Days. Sick days for evening faculty members shall be increased to three per year. If an evening

faculty member takes a third sick day during a single term, the faculty member must provide a note from a physician in order to be paid for that day.

(b) Paid Bereavement Leave. An evening faculty member shall be entitled to a paid bereavement leave of one day for a death in the faculty member's immediate family. The immediate family is defined as the employee's spouse, common-law spouse, mother, father, sister, brother, child, grandparent, mother-in-law, father-in-law, brother-in-law and sister-in-law.

(c) Vacation. Clerical employees shall receive 20 days of vacation after 12 years of employment.

6. Benefits. Day faculty working in the Evening College shall be entitled to evening [redacted] benefits. EBL 10/10/95 MR 10/10/95

7. Supply Allowance. Faculty members shall receive a supply allowance of $15.00 per year to be used as needed.

8. Reduced Schedules.

(a) A faculty member who is 65 years or older, with at least 10 years of service, shall, upon request, be granted a reduced schedule (i.e., one-half the faculty member's normal schedule).

(b) A faculty member working a reduced schedule shall continue to receive benefits, including health benefits, and shall have the option of obtaining coverage for his/her spouse by paying the premiums for such coverage.

(c) Faculty members who request and work a reduced schedule waive any right to return to a full time position. The College, at its sole discretion, may permit a faculty member who is working a reduced schedule to return to full time status.

9. Non-Glare Screens. Upon request, clerical employees shall be provided with non-glare screens for their computer monitors.

10. Lunchroom. The College shall clean up and upgrade the lunchroom.

11. School Calendars. School calendars shall be prepared by the College and included in the collective bargaining agreement. For good reason and upon notice to the Union, the College may modify the calendar for a term, provided that the Union is notified of the change to the calendar (except with respect to any aspects of the schedule which affect terms and conditions of employment subject to provisions within the collective bargaining ... may be modified ...) no later than two weeks prior to the end of the previous term.

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12. Chairperson and Deputy Chair. Chairpersons and deputy chairs shall receive the same salary each week of the year (e.g., intercession, vacation, etc.).

13. Student Evaluations. The College may review student evaluations of faculty members. Said evaluations may be used for counselling to enhance job performance, but may not be used to discipline a faculty member, and shall not be included in the faculty member's personnel file. ERL 10/10/95 MR 10/10/95

14. Sponsored Students/Tuition Waiver. The only cost to be borne by the College for a sponsored student shall be tuition.

15. Summer Term Teaching Schedule.

(a) The Summer term shall be 14 weeks.

(b) The instructional hour shall be 55 minutes.

(c) The minimum summer baseload for a full-time faculty member shall be 18 hours, and the base hourly rate shall be base weekly salary x 1/19. MR 10/10/95 ERL 10/10/95

(d) Evening faculty members shall receive a 7.2% differential for each instructional hour they work during a Summer term.

16. Reasonable Suspicion Drug/Alcohol Testing. If the College has reasonable cause to believe that an employee's ability to work is impaired by the influence of drugs or alcohol, the College shall have the right to require the employee to submit to a drug/alcohol test. Such test shall be performed at the expense of the College during the employee's regular work hours. The employee shall be informed by the College that the employee has the right to have a Union shop steward present during the test.

The College shall immediately notify the Union, in writing, of its demand for a test and the reasons therefor, and the College shall notify the Union of the test results as soon as the results are available. ~~It is understood that the test will be administered as soon as practical in the circumstances, and may be administered prior to the written notification of the test being completed.~~ stet ERL MR 10/10/95

The Union has the right to demand a confirmatory test within 48 hours of notification of the results of the initial test, to be performed on the same specimen used by the College and conducted at the College's expense.

The College is required to store the specimen in a proper manner to maintain the integrity of the specimen pending the Union's confirmatory test.

see attached 17. ~~Admissions Representatives. Admissions~~

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at least 32.5% of

representatives whose productivity is more than 17 1/2% below the average productivity for admissions representatives for both enrollments and registrations for two consecutive terms, and who fail to achieve their departmental targets in both of these terms, shall be subject to discharge, unless the admissions representative's productivity is closer to the departmental average productivity during the second of the two terms in question (measured by percentages below average productivity). This productivity standard shall become effective during the fourth term (i.e., at the beginning of the second year) of the new collective bargaining agreements. During the first three terms of the new collective bargaining agreement, the productivity standard shall be used only for counselling and training purposes. 30 days notice at least

See attached

After the first term, ...

18. Winter Recess. ~~Clerical employees shall receive a Winter Recess consisting of a minimum of Christmas eve day, Christmas day, New Year's eve day and New Year's day.~~ If, because of a short fall for Spring term enrollments, it becomes necessary to call clerical employees into work between Christmas day and New Year's eve day, this shall be done in accordance with the following steps: in Admissions, Testing and Financial Aid

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(a) Qualified employees shall first be offered--on a voluntary basis--an opportunity to work in seniority order.

(b) If an insufficient number of employees volunteer, the College shall assign employees to work in reverse seniority order until it has sufficient employees.

(c) Employees that are called into work during the above-described time shall have the option of either: (i) being paid 2 1/2 times their normal pay for each day worked during Winter Recess; or (ii) being paid their normal pay and receiving 1 1/2 compensatory days' off during the next 12 months for each day worked during Winter Recess.

(d) Clerical employees that are called in to work during Winter Recess shall receive a full day's pay for such days, even if they work fewer hours on such a day.

See attached II

~~19. The Learning Center.~~

~~(a) The Learning Center will be staffed by:~~

~~(i) Laid-off faculty members, who shall receive faculty pay and benefits.~~

~~(ii) Tutors hired from outside TCI, who shall receive the same pay and benefits as the laboratory technicians.~~

~~(iii) TCI graduate students, for whom TCI may set pay and benefits until the 12th month anniversary of their graduation from TCI.~~

~~(iv) TCI students, who shall not be part of~~

the bargaining unit.

(b) There shall be one guaranteed ESL/Prep Tech position in the Learning Center.

(15-minute) (c) Faculty members, and tutors receiving laboratory technician pay and benefits shall work a 35-hour schedule, which includes two [redacted] breaks and a half-hour lunch period each day.

(d) It is understood that laid-off faculty members will be considered for open positions in the Learning Center for which they are qualified, and that they shall have no bumping rights vis-a-vis tutors receiving laboratory technician pay and benefits.

(e) During their first 12 months after graduation, TCI graduate students shall work 20-hour per week schedules.

(f) ~~Their~~ There shall be at least one ~~faculty member or tutor receiving laboratory technician pay and benefits~~ part-time employee for each ~~TCI graduate student (i.e., TCI graduate students working during their first 12 months after graduation)~~ part-time students employees (excluding students).

See attached II

20. Class Size. There shall be a maximum of 25 students in each of the following classes: computer labs, remedial math, writing courses and ESL.

21. Laboratory Technicians: The minimum salary for laboratory technicians shall be at the hourly ra...

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WRL 10/10/95
Subject to ratification

T.O.P. LOCAL 2110, UAW, AFL-CIO	TECHNICAL CAREER INSTITUTES, INC.
Bill Van Felix	Thomas M. Coleman, CFO
[signature]	[signature]
[signature]	[signature]
Michele N. Holmes	
[signature]	
Robert H. Gaudiel	
Ronald [signature]	
[signature]	
Robert W. [signature]	

[signature], President
[signature], Secretary-Treasurer

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Attachment I

CBJ 10/10/95

Admissions

17.

2. Prior to discharge, the college shall provide notice of not less than thirty days to the employee and the Union of the intent to discharge. During this period, the Union may file an appeal directly with the President of the College. If the President rejects the appeal, the discharge shall be subject to grievance and arbitration. The President of the College and the union representative and the employee shall meet and discuss the appeal.

1. Admissions representatives whose productivity is more than 17.5% below the average productivity for admissions representatives for both enrollments and registrations for two consecutive terms, and who fail to achieve at least 82.5% of their departmental targets in both of these terms, shall be subject to discharge, unless the admissions representative's productivity shows improvement over the previous term ~~[illegible]~~ (measured by the aforementioned percentages). After the first term, TCI shall provide individualized counseling and training to the employee to assist the employee in raising his/her productivity.

3. This productivity standard shall become effective during the fourth term (i.e., at the beginning of the second year) of the new collective bargaining agreement. During the first three terms of the new collective bargaining agreement, the productivity standard shall be used only for counseling and training purposes.

4. If TCI returns to a quarter system, the employee shall have 3 consecutive terms to meet the standard in "1" above.

Attachment II

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10/10/95

9. The Learning Center

a. The Learning Center will be staffed by:

(i) Laid-off faculty members, who shall receive faculty pay and benefits.

(ii) Full and part-time (20 hours per week) tutors hired from outside the current bargaining unit, who shall receive the same pay and benefits as the (full and part-time) laboratory technicians (respectively).

(iii) TCI students, who shall not be part of the bargaining unit.

b. There shall be one guaranteed ESL/Prep Tech position in the Learning Center.

c. Faculty members and full-time tutors shall work a 35-hour schedule, which includes two 15-minute breaks and a half-hour lunch period each day.

d. It is understood that laid-off faculty members will be considered for open positions in the Learning Center for which they are qualified and that they shall not be entitled to bump tutors receiving laboratory technician pay and benefits.

e. There shall be at least one full-time employee for each part-time employee (excluding TCI students).